Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Restaurants, Inc. Announces

Stock Repurchase Program

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio — July 27, 2012 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS), announced today that its Board of Directors has authorized the Company’s purchase on the open market and in privately negotiated transactions, of up to 450,000 shares of its common stock, representing approximately 9% of the Company’s total outstanding shares. These purchases may begin immediately and may occur, from time to time, over the next three years.

Craig F. Maier, President and Chief Executive Officer, said, “This new stock repurchase program follows the successful completion of earlier programs that have added over 2.6 million shares to the treasury. It reflects our belief that the current share price represents a significant discount to the intrinsic value of the Company and that our stock is an attractive investment opportunity. Finally, it illustrates our commitment to enhancing long-term shareholder value and reflects our confidence in the future prospects of our Company. “

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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